Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present our assets and liabilities as of September 30, 2015, revenue and expenses for three and nine months ended September 30, 2015 and 2014 and cash flows for the nine months ended September 30, 2015 and 2014. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the QVC Group and the Ventures Group, respectively.  The financial information in this Exhibit should be read in conjunction with our unaudited condensed consolidated financial statements for the nine months ended September 30, 2015 included in this Quarterly Report on Form 10-Q.

As discussed in note 2 to the accompanying condensed consolidated financial statements, on October 3, 2014, the QVC Group (referred to as the “Interactive Group” prior to the reattribution) attributed to the Ventures Group its Digital Commerce companies (defined below), which were valued at $1.5 billion, and approximately $1 billion in cash. In return, Liberty Interactive common stock shareholders received a dividend of approximately 67.7 million shares of Liberty Ventures common stock, or 0.14217 of a Liberty Ventures share for each share of Liberty Interactive common stock outstanding on October 13, 2014, the record date of the dividend. The distribution date for the dividend was October 20, 2014, and the Liberty Interactive common stock began trading ex-dividend on October 15, 2014. The reattributed Digital Commerce companies were comprised of Liberty’s consolidated subsidiaries Backcountry.com (“Backcountry”), Bodybuilding.com, LLC, CommerceHub, Evite.com, Provide Commerce, Inc. (“Provide”) and Right Start (collectively, the “Digital Commerce” companies). Following the reattribution, the name of the Interactive Group is now referred to as the QVC Group. Other than the issuance of Liberty Ventures shares in the fourth quarter of 2014, the reattribution had no consolidated impact on Liberty. The reattribution is reflected in Liberty’s condensed consolidated financial statements and attributed financial information on a prospective basis, with October 1, 2014 used as a proxy for the date of the reattribution.

Additionally, as discussed in note 3 and note 8 of the accompanying condensed consolidated financial statements, Liberty’s former wholly-owned subsidiary, Provide, was included in the Digital Commerce companies prior to the sale to FTD Companies, Inc. (“FTD”) on December 31, 2014, in exchange for cash and shares of FTD common stock representing approximately 35% of the combined company. Subsequent to this transaction, the Company’s interest in FTD, accounted for under the equity method, is included in the Digital Commerce companies. Given Liberty’s significant continuing involvement with FTD, Provide is not presented as a discontinued operation in the Company’s condensed consolidated financial statements.

As discussed in note 3 of the accompanying condensed consolidated financial statements, Liberty sold Backcountry, a Digital Commerce company attributed to the Ventures Group, on June 30, 2015.  Backcountry is not presented as a discontinued operation as the sale did not represent a strategic shift that has a major effect on Liberty’s operations and financial results.

The QVC Group common stock is intended to reflect the separate performance of our QVC Group which, subsequent to the reattribution, is comprised of our consolidated subsidiaries, QVC, Inc. (“QVC”) and zulily (defined below) (as of October 1, 2015), and our approximate 38% interest in HSN, Inc. The Liberty Ventures common stock is intended to reflect the separate performance of our Ventures Group which, subsequent to the reattribution, consists of our Digital Commerce businesses and our interests in equity method investments of Expedia, Inc., FTD, Interval Leisure Group, Inc. and LendingTree, Inc. and available-for-sale securities Time Warner Inc. and Time Warner Cable Inc.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the QVC Group and the Ventures Group, our tracking stock structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of QVC Group common stock and Liberty Ventures common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of QVC Group common stock and Liberty Ventures common stock does not affect the rights of our creditors or creditors of our subsidiaries.

SUMMARY ATTRIBUTED FINANCIAL DATA

QVC Group

	September 30, 2015	December 31, 2014
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$512	422
Trade and other receivables, net	$876	1,196
Inventory	$1,166	882
Investments in affiliates, accounted for using the equity method	$204	375
Total assets	$12,588	13,012
Long-term debt	$5,682	5,851
Deferred income tax liabilities	$926	1,033
Net assets attributable to Liberty Interactive common stock shareholders	$4,155	4,280

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	amounts in millions
Summary operations data:
Revenue	$2,007	2,330	5,943	7,247
Cost of sales	1,266	1,488	3,721	4,602
Operating expenses	174	203	517	633
Selling, general and administrative expenses (1)	162	226	478	751
Impairment of intangible assets	—	—	—	7
Depreciation and amortization	141	166	442	493
Operating income (loss)	264	247	785	761
Interest expense	(70)	(80)	(215)	(235)
Share of earnings (losses) of affiliates, net	13	13	46	41
Realized and unrealized gains (losses) on financial instruments, net	30	2	28	9
Other income (expense), net	14	(46)	(9)	(46)
Income tax benefit (expense)	(89)	(41)	(193)	(190)
Net earnings (loss) from continuing operations	162	95	442	340
Net earnings (loss) from discontinued operations	—	(4)	—	(15)
Net earnings (loss)	162	91	442	325
Less net earnings (loss) attributable to noncontrolling interests	8	8	25	27
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$154	83	417	298

(1)

Includes stock-based compensation of $16 million and $18 million for the three months ended September 30, 2015 and 2014, respectively, and $40 million and $66 million for the nine months ended months ended September 30, 2015 and 2014, respectively.

SUMMARY ATTRIBUTED FINANCIAL DATA (Continued)

Ventures Group

	September 30, 2015	December 31, 2014
	amounts in millions
Summary balance sheet data:
Cash and cash equivalents	$2,034	1,884
Investments in available-for-sale securities and other cost investments	$1,335	1,220
Investments in affiliates, accounted for using the equity method	$1,302	1,258
Total assets	$5,903	5,828
Long-term debt, including current portion	$2,164	2,191
Deferred income tax liabilities, including current portion	$2,076	1,987
Net assets attributable to Liberty Ventures common stock shareholders	$1,549	1,393

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
	amounts in millions
Summary operations data:
Revenue	$146	—	676	—
Cost of sales	92	—	461	—
Operating, including stock-based compensation	16	—	62	—
Selling, general and administrative expenses (1)	46	8	149	17
Depreciation and amortization	9	—	37	—
Operating income (loss)	(17)	(8)	(33)	(17)
Interest expense	(18)	(19)	(58)	(57)
Share of earnings (losses) of affiliates, net	18	23	75	(3)
Realized and unrealized gains (losses) on financial instruments, net	40	16	70	(57)
Gains (losses) on dispositions, net	(1)	—	110	—
Other, net	11	8	20	18
Income tax benefit (expense)	3	14	(18)	83
Net earnings (loss) from continuing operations	36	34	166	(33)
Net earnings (loss) from discontinued operations	—	14	—	63
Net earnings (loss)	36	48	166	30
Less net earnings (loss) attributable to noncontrolling interests	—	11	8	49
Net earnings (loss) attributable to Liberty Interactive Corporation shareholders	$36	37	158	(19)

(1)

Includes stock-based compensation of $21 million and $2 million for the three months ended September 30, 2015 and 2014, respectively, and $41 million and $5 million for the nine months ended September 30, 2015 and 2014, respectively.

BALANCE SHEET INFORMATION

September 30, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Inter-group	Consolidated
	Group	Group	Eliminations	Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$512	2,034	—	2,546
Trade and other receivables, net	876	57	—	933
Inventory, net	1,166	66	—	1,232
Short-term marketable securities	15	893	—	908
Other current assets	271	8	(206)	73
Total current assets	2,840	3,058	(206)	5,692
Investments in available-for-sale securities and other cost investments (note 2)	4	1,335	—	1,339
Investments in affiliates, accounted for using the equity method (note 3)	204	1,302	—	1,506
Property and equipment, net	997	37	—	1,034
Intangible assets not subject to amortization	7,594	126	—	7,720
Intangible assets subject to amortization, net	892	39	—	931
Other assets, at cost, net of accumulated amortization	57	6	—	63
Total assets	$12,588	5,903	(206)	18,285
Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 7)	$48	(48)	—	—
Accounts payable	722	30	—	752
Accrued liabilities	564	37	—	601
Current portion of debt (note 4)	9	885	—	894
Current deferred tax liabilities	—	1,274	(206)	1,068
Other current liabilities	171	90	—	261
Total current liabilities	1,514	2,268	(206)	3,576
Long-term debt (note 4)	5,682	1,279	—	6,961
Deferred income tax liabilities	926	802	—	1,728
Other liabilities	205	13	—	218
Total liabilities	8,327	4,362	(206)	12,483
Equity/Attributed net assets (liabilities)	4,155	1,549	—	5,704
Noncontrolling interests in equity of subsidiaries	106	(8)	—	98
Total liabilities and equity	$12,588	5,903	(206)	18,285

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$2,007	146	2,153

Operating costs and expenses:
Cost of sales	1,266	92	1,358
Operating, including stock-based compensation (note 5)	174	16	190
Selling, general and administrative, including stock-based compensation (note 5)	162	46	208
Depreciation and amortization	141	9	150
	1,743	163	1,906
Operating income (loss)	264	(17)	247

Other income (expense):
Interest expense	(70)	(18)	(88)
Share of earnings (losses) of affiliates, net (note 3)	13	18	31
Realized and unrealized gains (losses) on financial instruments, net	30	40	70
Gains (losses) on dispositions, net (note 1)	—	(1)	(1)
Other, net	14	11	25
	(13)	50	37
Earnings (loss) before income taxes	251	33	284
Income tax benefit (expense)	(89)	3	(86)
Net earnings (loss)	162	36	198
Less net earnings (loss) attributable to noncontrolling interests	8	—	8
Net earnings (loss) attributable to Liberty stockholders	$154	36	190

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2014

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$2,330	—	2,330

Operating costs and expenses:
Cost of sales	1,488	—	1,488
Operating, including stock-based compensation	203	—	203
Selling, general and administrative, including stock-based compensation (note 5)	226	8	234
Depreciation and amortization	166	—	166
	2,083	8	2,091
Operating income (loss)	247	(8)	239

Other income (expense):
Interest expense	(80)	(19)	(99)
Share of earnings (losses) of affiliates, net (note 3)	13	23	36
Realized and unrealized gains (losses) on financial instruments, net	2	16	18
Other, net	(46)	8	(38)
	(111)	28	(83)
Earnings (loss) from continuing operations before income taxes	136	20	156
Income tax benefit (expense)	(41)	14	(27)
Net earnings (loss) from continuing operations	95	34	129
Earnings (loss) from discontinued operations, net of taxes	(4)	14	10
Net earnings (loss)	91	48	139
Less net earnings (loss) attributable to noncontrolling interests	8	11	19
Net earnings (loss) attributable to Liberty stockholders	$83	37	120

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$5,943	676	6,619

Operating costs and expenses:
Cost of sales	3,721	461	4,182
Operating, including stock-based compensation (note 5)	517	62	579
Selling, general and administrative, including stock-based compensation (note 5)	478	149	627
Depreciation and amortization	442	37	479
	5,158	709	5,867
Operating income (loss)	785	(33)	752

Other income (expense):
Interest expense	(215)	(58)	(273)
Share of earnings (losses) of affiliates, net (note 3)	46	75	121
Realized and unrealized gains (losses) on financial instruments, net	28	70	98
Gains (losses) on dispositions, net (note 1)	—	110	110
Other, net	(9)	20	11
	(150)	217	67
Earnings (loss) before income taxes	635	184	819
Income tax benefit (expense)	(193)	(18)	(211)
Net earnings (loss)	442	166	608
Less net earnings (loss) attributable to noncontrolling interests	25	8	33
Net earnings (loss) attributable to Liberty stockholders	$417	158	575

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2014

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
Total revenue, net	$7,247	—	7,247

Operating costs and expenses:
Cost of sales	4,602	—	4,602
Operating, including stock-based compensation	633	—	633
Selling, general and administrative, including stock-based compensation (note 5)	751	17	768
Impairment of intangible assets	7	—	7
Depreciation and amortization	493	—	493
	6,486	17	6,503
Operating income (loss)	761	(17)	744

Other income (expense):
Interest expense	(235)	(57)	(292)
Share of earnings (losses) of affiliates, net (note 3)	41	(3)	38
Realized and unrealized gains (losses) on financial instruments, net	9	(57)	(48)
Other, net	(46)	18	(28)
	(231)	(99)	(330)
Earnings (loss) from continuing operations before income taxes	530	(116)	414
Income tax benefit (expense)	(190)	83	(107)
Net earnings (loss) from continuing operations	340	(33)	307
Earnings (loss) from discontinued operations, net of taxes	(15)	63	48
Net earnings (loss)	325	30	355
Less net earnings (loss) attributable to noncontrolling interests	27	49	76
Net earnings (loss) attributable to Liberty stockholders	$298	(19)	279

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2015

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$442	166	608
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	442	37	479
Stock-based compensation	40	41	81
Cash payments for stock based compensation	—	(11)	(11)
Excess tax benefit from stock based compensation	(17)	(5)	(22)
Share of (earnings) losses of affiliates, net	(46)	(75)	(121)
Cash receipts from return on equity investments	21	21	42
Realized and unrealized gains (losses) on financial instruments, net	(28)	(70)	(98)
(Gains) losses on dispositions	—	(110)	(110)
Loss on extinguishment of debt	21	—	21
Deferred income tax (benefit) expense	(103)	105	2
Other, net	(5)	(1)	(6)
Intergroup tax allocation	90	(90)	—
Intergroup tax (payments) receipts	(51)	51	—
Changes in operating assets and liabilities
Current and other assets	(39)	4	(35)
Payables and other current liabilities	2	(51)	(49)
Net cash provided (used) by operating activities	769	12	781

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions	—	(20)	(20)
Cash proceeds from dispositions	—	271	271
Investments in and loans to cost and equity investees	(4)	(122)	(126)
Cash receipts from returns of equity investments	200	50	250
Capital expended for property and equipment	(132)	(32)	(164)
Purchases of short term and other marketable securities	(154)	(1,040)	(1,194)
Sales of short term and other marketable securities	160	1,020	1,180
Other investing activities, net	(48)	—	(48)
Net cash provided (used) by investing activities	22	127	149

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,470	486	1,956
Repayments of debt	(1,638)	(462)	(2,100)
Repurchases of Liberty common stock	(531)	—	(531)
Minimum withholding taxes on net settlements of stock-based compensation	(17)	—	(17)
Excess tax benefit from stock-based compensation	17	5	22
Other financing activities, net	2	(18)	(16)
Net cash provided (used) by financing activities	(697)	11	(686)
Effect of foreign currency rates on cash	(4)	—	(4)
Net increase (decrease) in cash and cash equivalents	90	150	240
Cash and cash equivalents at beginning of period	422	1,884	2,306
Cash and cash equivalents at end period	$512	2,034	2,546

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2014

(unaudited)

	Attributed (note 1)
	QVC	Ventures	Consolidated
	Group	Group	Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$325	30	355
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	15	(63)	(48)
Depreciation and amortization	493	—	493
Stock-based compensation	66	5	71
Cash payments for stock based compensation	(13)	(2)	(15)
Excess tax benefit from stock-based compensation	(10)	(1)	(11)
Share of losses (earnings) of affiliates, net	(41)	3	(38)
Cash receipts from return on equity investments	13	18	31
Realized and unrealized gains (losses) on financial instruments, net	(9)	57	48
Impairment of intangible assets	7	—	7
Loss on extinguishment of debt	48	—	48
Deferred income tax (benefit) expense	(146)	79	(67)
Other, net	2	1	3
Intergroup tax allocation	158	(158)	—
Intergroup tax (payments) receipts	(330)	330	—
Changes in operating assets and liabilities
Current and other assets	166	(1)	165
Payables and other current liabilities	71	(5)	66
Net cash provided (used) by operating activities	815	293	1,108

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	40	40
Investments in and loans to cost and equity investees	(3)	(48)	(51)
Capital expended for property and equipment	(142)	—	(142)
Purchases of short term and other marketable securities	(59)	(364)	(423)
Sales of short term and other marketable securities	43	315	358
Other investing activities, net	(28)	16	(12)
Net cash provided (used) by investing activities	(189)	(41)	(230)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	3,233	—	3,233
Repayments of debt	(2,910)	(10)	(2,920)
Repurchases of Liberty Interactive common stock	(736)	—	(736)
Minimum withholding taxes on net settlements of stock-based compensation	(16)	—	(16)
Excess tax benefit from stock-based compensation	10	1	11
Reattribution of subsidiary	25	(25)	—
Other financing activities, net	(49)	—	(49)
Net cash provided (used) by financing activities	(443)	(34)	(477)
Net cash provided (used) by discontinued operations:
Operating	(20)	293	273
Investing	—	(194)	(194)
Financing	3	368	371
Change in available cash held by discontinued operations	3	(119)	(116)
Net cash provided (used) by discontinued operations	(14)	348	334
Effect of foreign currency rates on cash	(31)	—	(31)
Net increase (decrease) in cash and cash equivalents	138	566	704
Cash and cash equivalents at beginning of period	595	307	902
Cash and cash equivalents at end period	$733	873	1,606

Notes to Attributed Financial Information

(unaudited)

(1)

At September 30, 2015, the QVC Group is comprised of our consolidated subsidiary, QVC, and our approximate 38% interest in HSN, Inc., accounted for under the equity method.  Accordingly, the accompanying attributed financial information for the QVC Group includes the foregoing investment, as well as the assets, liabilities, revenue, expenses and cash flows of QVC.  We have also attributed certain of our debt obligations (and related interest expense) to the QVC Group based upon a number of factors, including the cash flow available to the QVC Group and its ability to pay debt service and our assessment of the optimal capitalization for the QVC Group.  The specific debt obligations attributed to each of the QVC Group and the Ventures Group are described in note 4 below.  In addition, we have allocated certain corporate general and administrative expenses among the QVC Group and the Ventures Group as described in note 5 below.

At September 30, 2015, the QVC Group is primarily focused on our merchandise-focused televised shopping programs, Internet and mobile application businesses.  Accordingly, we expect that businesses that we may acquire in the future that we believe are complementary to this strategy will also be attributed to the QVC Group.

At September 30, 2015, the Ventures Group consists of all of our businesses not included in the QVC Group including our Digital Commerce businesses and interests in equity method investments of Expedia, Inc., Interval Leisure Group, Inc., FTD and LendingTree, Inc. and available-for-sale securities Time Warner Inc. and Time Warner Cable Inc.  Accordingly, the accompanying attributed financial information for the Ventures Group includes these investments as well as the assets, liabilities, revenue, expenses and cash flows of the Digital Commerce businesses. In addition, we have attributed to the Ventures Group all of our senior exchangeable debentures (and related interest expense).  See note 4 below for the debt obligations attributed to the Ventures Group.

As discussed in note 2 to the accompanying condensed consolidated financial statements, Liberty entered into an agreement with Liberty Broadband Corporation (“Liberty Broadband”), whereby Liberty will invest up to $2.4 billion in Liberty Broadband in connection with the closing of the proposed merger of Charter Communications, Inc. and Time Warner Cable Inc. The proceeds of this investment will be used by Liberty Broadband to fund, in part, its agreement to acquire $4.3 billion of Charter stock.  However, Liberty Broadband has the right, and may determine, to incur debt financing (subject to certain conditions) to fund a portion of the purchase price for its investment in Charter, in which case Liberty Broadband may reduce the aggregate subscription for its Series C shares by up to 25%, with such reduction applied pro rata to all investors, including Liberty.  Liberty's investment in Liberty Broadband will be funded using cash on hand and short term investments and will be attributed to the Ventures Group.

As discussed in note 2 to the accompanying condensed consolidated financial statements, On October 1, 2015, Liberty acquired all of the outstanding shares of zulily, inc. (“zulily”) (now known as zulily, llc) for consideration of approximately $2.2 billion, comprised of $9.375 of cash and 0.3098 newly issued shares of QVCA for each zulily share, plus cash in lieu of any fractional shares. Effective October 1, 2015, zulily is attributed to the QVC Group and we believe that its business is complementary to QVC’s.

As previously discussed, Liberty sold Backcountry on June 30, 2015 for aggregate consideration, including assumption of debt, amounts held in escrow, and a noncontrolling interest, of approximately $350 million.  The sale resulted in a $105 million gain, which is included in “Gains (losses) on dispositions, net” in the accompanying statement of operations information.

Any businesses that we may acquire in the future that we do not attribute to the QVC Group will be attributed to the Ventures Group.

Notes to Attributed Financial Information

(unaudited)

(2)	Investments in available-for-sale securities, including non-strategic securities, and other cost investments are summarized as follows:

	September 30,	December 31,
	2015	2014
	amounts in millions
QVC Group
Other	$4	4
Total QVC Group	4	4
Ventures Group
Time Warner Inc.	302	375
Time Warner Cable Inc.	961	815
Other	72	30
Total Ventures Group	1,335	1,220
Consolidated Liberty	$1,339	1,224

(3)	The following table presents information regarding certain equity method investments:

				Share of earnings (losses)
	September 30, 2015			Three months ended		Nine Months Ended
	Percentage	Carrying	Market	September 30,		September 30,
	ownership	value	value	2015	2014	2015	2014
	dollar amounts in millions
QVC Group
HSN, Inc.	38%	$159	1,146	15	15	52	46
Other	various	45	NA	(2)	(2)	(6)	(5)
Total QVC Group		204		13	13	46	41
Ventures Group
Expedia, Inc.	18%	626	2,778	45	38	125	42
FTD (1)	36%	343	304	(14)	NA	(9)	NA
Other	various	333	NA	(13)	(15)	(41)	(45)
Total Ventures Group		1,302		18	23	75	(3)
Consolidated Liberty		$1,506		31	36	121	38

(1)

As previously discussed, on December 31, 2014, Liberty announced the closing of the acquisition by FTD of Provide, which was one of Liberty’s wholly-owned Digital Commerce businesses. Under the terms of the transaction, Liberty received approximately 10.2 million shares of FTD common stock representing approximately 35% of the combined company and approximately $145 million in cash. Subsequent to completion of the transaction, Liberty accounts for FTD as an equity-method affiliate based on the ownership level and board representation.

Notes to Attributed Financial Information

(unaudited)

(4)	Debt attributed to the QVC Group and the Ventures Group is comprised of the following:

	September 30, 2015
	Outstanding	Carrying
	principal	value
	amounts in millions
QVC Group
8.5% Senior Debentures due 2029	$287	285
8.25% Senior Debentures due 2030	505	501
1% Exchangeable Senior Debentures due 2043	346	362
QVC 3.125% Senior Secured Notes due 2019	400	399
QVC 5.125% Senior Secured Notes due 2022	500	500
QVC 4.375% Senior Secured Notes due 2023	750	750
QVC 4.850% Senior Secured Notes due 2024	600	600
QVC 4.45% Senior Secured Notes due 2025	600	599
QVC 5.45% Senior Secured Notes due 2034	400	399
QVC 5.95% Senior Secured Notes due 2043	300	300
QVC Bank Credit Facilities	920	920
Other subsidiary debt	76	76
Total QVC Group debt	5,684	5,691
Ventures Group
4% Exchangeable Senior Debentures due 2029	437	267
3.75% Exchangeable Senior Debentures due 2030	437	278
3.5% Exchangeable Senior Debentures due 2031	346	315
0.75% Exchangeable Senior Debentures due 2043	850	1,261
Subsidiary level notes and facilities	43	43
Total Ventures Group debt	2,113	2,164
Total consolidated Liberty debt	$7,797	7,855
Less current maturities		(894)
Total long-term debt		$6,961

(5)

Cash compensation expense for our corporate employees is allocated between the QVC Group and the Ventures Group based on the estimated percentage of time spent providing services for each group.  On a semi-annual basis, estimated time spent will be determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group, which would require a more timely reevaluation of estimated time spent.  Other general and administrative expenses will be charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology.  Amounts allocated from the QVC Group to the Ventures Group were determined to be $5 million and $6 million for the three months ended September 30, 2015 and 2014, respectively, and $13 million and $12 million for the nine months ended September 30, 2015 and 2014, respectively.  We note that stock compensation related to each tracking stock group is determined based on actual options outstanding for each respective tracking stock group.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(6)

The QVC Group common stock (formerly the Liberty Interactive common stock) and the Liberty Ventures common stock have voting and conversion rights under our restated charter.  Following is a summary of those rights.  Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series

Notes to Attributed Financial Information

(unaudited)

B common stock of each group are entitled to ten votes per share.  Holders of Series C common stock of each group, if issued, are entitled to 1/100th of a vote per share in certain limited cases and will otherwise not be entitled to vote.  In general, holders of Series A and Series B common stock will vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B QVC Group common stock or the approval of the holders of only Series A and Series B Liberty Ventures common stock.

At the option of the holder, each share of Series B common stock is convertible into one share of Series A common stock of the same group.  At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to the other group.

(7)The intergroup payable (receivable) is primarily attributable to intergroup income taxes payable from the QVC Group to the Ventures Group.